Calculation of Filing Fee Tables
S-8
BRP Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	BRP Inc. Stock Option Plan - Subordinate Voting Shares	Other	1,222,709	$ 35.68	$ 43,626,257.12	0.0001531	$ 6,679.18
Total Offering Amounts:						$ 43,626,257.12		$ 6,679.18
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,679.18
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of subordinate voting shares ("Subordinate Voting Shares") as may be issued to prevent dilution from stock splits, stock dividends, recapitalization and other similar transactions. (2) Represents shares of Subordinate Voting Shares reserved for issuance upon exercise of options or in respect of other awards under the BRP Inc. Stock Option Plan. (3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Act based on the average of the high and low prices of the registrant's Subordinate Voting Shares as reported on the Nasdaq Global Select Market on May 22, 2025 to be $36.16 and $35.20, respectively.